EXHIBIT 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440

APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
ISSUANCE OF 7.875% CLASS Y CUMULATIVE PREFERRED STOCK
AND REDEMPTION OF 8.75% CLASS D CUMULATIVE PREFERRED STOCK

DENVER, COLORADO, December 22, 2004

Apartment Investment and Management Company (“Aimco”) (NYSE:AIV) announced the completion yesterday of a public offering of 3.45 million shares of newly issued 7.875% Class Y Cumulative Preferred Stock (“Class Y”) for gross proceeds of $86.25 million. The Class Y was sold to the public at a price equal to $25.00 per share and is redeemable at Aimco’s option on or after December 21, 2009. A listing application for the Class Y has been filed with the New York Stock Exchange, and Aimco expects the Class Y will be approved for listing within 30 days.

Proceeds from this offering will be used by Aimco to:

•	redeem the remaining 1.25 million shares outstanding of the 8.75% Class D Cumulative Preferred Stock (“Class D”) (NYSE: AIVPrD; CUSIP 03748R-30-9). This redemption will be made on January 21, 2005 at a $25.00 per share liquidation preference plus all accrued and unpaid dividends up to and including the redemption date of $0.0425 per share, for a total redemption price of $25.0425 per share or $31.3 million. The redemption price is payable only in cash;

•	redeem the remaining 6.50% Trust Based Convertible Preferred Securities, or TOPRS, classified on Aimco’s balance sheet as mandatorily redeemable preferred securities for $15.02 million; and

•	repay certain short-term indebtedness.

The Class D redemption will generate a charge of $1.1 million in the first quarter 2005 (per EITF Topic D-42).

Additional information can be found in the Prospectus Supplement dated December 16, 2004 (and filed with the Securities and Exchange Commission (“SEC”) on December 17, 2004) and the Current Report on Form 8-K dated December 16, 2004 (and filed with the SEC on December 22, 2004). These documents are available by calling Aimco Investor Relations at 303-691-4350, at Aimco’s Website at http://www.aimco.com/about/financial/SEC.asp or through the SEC’s Website at www.sec.gov . Equiserve Trust Company N.A. is acting as redemption agent for the Class D and may be contacted regarding the redemption by calling 800-730-6001.

Aimco is a real estate investment trust headquartered in Denver, Colorado, owning and operating a geographically diversified portfolio of apartment communities through 21 regional operating centers. Aimco, through its subsidiaries, operates nearly 1,550 properties, including approximately 272,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.